                                                                        EX-10.27

                        GREENWICH CAPITAL MARKETS, INC.
                               600 STEAMBOAT ROAD
                          GREENWICH, CONNECTICUT 06830





                                        October 1, 1996




Mego Mortgage Corporation
1000 Parkwood Circle
5th floor
Atlanta, Georgia 30339

Attention:                Mr. James L. Belter
                          Chief Financial Officer and Treasurer

Gentlemen:

         This letter will confirm the engagement of Greenwich Capital Markets, Inc. ("Greenwich") by Mego Mortgage Corporation ("Company") on an exclusive basis to render advisory services, investment banking services and financial/structuring services generally related to Transactions (as defined below) to the Company, and to act as the Company's exclusive agent, in connection with the financing and/or subsequent sale of one- to four-family residential home improvement loans ("HIP Loans") and other subsequent types of loans originated under loan programs approved in advance by Greenwich. In addition, under an Amended and Restated Master Loan Purchase and Servicing Agreement among Greenwich, the Company and Mego Financial Corp., as guarantor, dated as of the date hereof (the "Master Agreement"), the Company will be obligated to sell and Greenwich will be obligated to purchase HIP Loans and certain other mortgage loans as and to the extent provided in such agreement.

         It is currently contemplated that the HIP Loans will consist of (i) loans insured by the Federal Housing Administration ("FHA") pursuant to Title I of the National Housing Act ("Title I Loans") and (ii) conventional HIP Loans. Such conventional HIP Loans may provide for all or a portion of the Loan proceeds to be used for debt consolidation purposes as specified in the program underwriting guidelines pursuant to which such conventional HIP Loans were originated. Such program underwriting guidelines must be approved in writing by Greenwich prior to the purchase of such

Loans by Greenwich. (It is understood that Title I Loans, which may or may not be secured by mortgages or deeds of trust, are relatively illiquid as whole loans since, among other reasons, FHA requires that its book-entry insurance reserves be transferred under certain circumstances and subject to certain restrictions when Title I Loans are transferred or assigned.) It is further contemplated that the focus of Greenwich's services will be on general investment banking advice primarily related to alternative means by which the Company may (i) obtain third-party financing of the HIP Loan portfolio pursuant to a warehousing, repurchase, commercial paper or similar arrangement, but not including the issuance of corporate equity or debt in a private or public offering (any such transaction, a "Financing Transaction"), and/or (ii) sell or otherwise dispose of HIP Loans or interests therein (or secured thereby) in transactions pursuant to which the Company would either sell HIP Loans as whole mortgage loans or cause to be issued participation certificates or securities evidencing ownership of, or secured by, HIP Loans pooled as Real Estate Mortgage Investment Conduits under federal tax law (in the case of real estate or manufactured housing loans) or otherwise (any such transaction, a "Disposition Transaction", and Disposition Transactions and Financing Transactions collectively, "Transactions").

         1. Services to be Rendered. Greenwich shall perform such of the following advisory services, investment banking services and financial/structuring services as the Company may reasonably request:

                 a. Review of the HIP Loan Business. Greenwich shall familiarize itself to the extent appropriate and feasible with the characteristics of the HIP Loans. In the course of its review, Greenwich shall rely, without independent investigation, upon (i) information supplied by the Company, (ii) information supplied by third parties employed by the Company, and (iii) information otherwise publicly available. Greenwich shall not be obligated to conduct any independent investigation relative to the above noted information. In addition, Greenwich may from time to time examine all or a statistical sample of the HIP Loans to determine generally the characteristics thereof. All information provided by the Company and third parties employed by the Company to Greenwich shall be complete and accurate to the best of the Company's knowledge.

                 b. Valuation of HIP Loans. Greenwich shall from time to time perform quantitative analyses of the HIP Loans using a magnetic data tape provided by the Company to:

                          i. stratify the relevant characteristics of the HIP Loans (i.e. weighted average coupon, weighted average remaining term, etc.),

                          ii. determine a range of values given Greenwich's assumptions regarding, but not limited to, prepayment rates, types of loans, collateral characteristics, expected and historical performance, representations and warranties, geographic dispersion, capital and secondary loan market conditions, Transaction structure, etc., and

                          iii. present such valuations to the Company (each, a "Valuation").

                 c. Marketing Initiatives for the HIP Loans. Greenwich shall from time to time develop and implement marketing strategies specifically oriented to the characteristics of particular HIP Loans, and in that connection Greenwich shall:

                          i. advise the Company on the structure of proposed Disposition Transactions, which will attempt to minimize the cost of funds and maximize proceeds;

                          ii.     compare and analyze a variety of
                                  securitization structures with different credit enhancement facilities, if appropriate;

                          iii. perform cost/benefit analyses for the Company regarding collateral criteria selection, credit enhancement levels and marketing implications tailored to the Company's goals for securitization and future portfolio growth; and

                          iv. access Greenwich's investor/customer base in an attempt to facilitate prompt and efficient placements of HIP Loans in the form of whole loans, participation certificates or securities.

                 d. Education and Analysis. Greenwich shall from time to time provide to the Company securities market education, information systems development and review, collateral parameter selection criteria and regulatory and balance sheet analyses.

                 e. Potential Counterparties. Greenwich shall advise and assist the Company in identifying specific potential counterparties for Transactions, including (without limitation) institutional investors, lending institutions, trustees and custodians, credit enhancers and rating agencies ("Counterparties") and shall, on behalf of the Company, contact such potential Counterparties as the Company may designate.

                 f. Presentations. Greenwich shall advise and assist the management of the Company in making presentations to the Board of Directors of the Company concerning securitization and structured finance as it relates to the HIP Loans.

                 g. Preparation of Information Summary. With the assistance of the Company, Greenwich shall from time to time prepare a summary of the HIP Loans ("Summary") for distribution to potential Counterparties. The Company shall review and approve the Summary prior to its distribution. The Company will be solely responsible for the completeness and accuracy of the Summary.

                 h. Negotiations. Greenwich shall advise and assist the Company in developing negotiating strategies for possible Transactions, and shall negotiate on behalf of the Company with potential Counterparties, and other persons or entities designated by the Company, in connection with Transactions.

                 i. Bids and Proposals. At the Company's request, Greenwich shall solicit, receive and evaluate bids and proposals (whether in whole loan, participation certificate or structured form) for third-party purchases or financings of the HIP Loans, or interests therein or secured thereby, and advise the Company as to such bids and proposals.

                 j. Closings. Greenwich shall assist in coordinating each such applicable Counterparty's due diligence and assist in the closing of each Transaction.

                 k. Other Services. Greenwich shall render such other services incidental to the Company's HIP Loan business as from time to time may be agreed upon by Greenwich and the Company.

         2. Exclusive Engagement. The Engagement created hereby is an exclusive right to render advisory services, investment banking services and financial/structuring services with respect to the Company's HIP Loan business in accordance with the terms hereof. The Company agrees not to employ, appoint or engage any other advisor, broker, investment banker, person or entity for such purposes during the term of this agreement nor shall the Company effect, or attempt to affect a Transaction itself during the term of this agreement. The right granted to Greenwich hereunder is a power coupled with an interest and is irrevocable over the term of the engagement created hereby. The Company shall refer to Greenwich all inquiries with respect to a potential Transaction. It is understood and agreed that except as specifically provided herein and in any agreement entered into between Greenwich and the Company that implements the terms hereof, no revolving credit agreement, financing facility or any other type of financial commitment is, or is to be deemed to be, created hereby or created or implied by this agreement or by any actions or course of conduct of Greenwich. The Company further agrees that, during the twelve months following the full term of this exclusive engagement, as extended pursuant to Section 3 and without regard to any early termination pursuant to Section 7(b), the Company will not (1) directly or indirectly seek to consummate a Transaction with any offeree, subscriber, person or entity whose name is provided to the Company or any other Mego Entity (as defined below) pursuant to this letter agreement, (ii) use such names except in connection with this agreement or (iii) disclose such names to any other advisor, broker or other person, unless prior thereto the Company has obtained the written consent of Greenwich and shall have paid to Greenwich any fee(s) required pursuant to Section 4(a) or (b) unless otherwise agreed in writing by Greenwich.

         3. Term. This agreement shall terminate on the earlier of (i) September 30, 2001 and (ii) the completion of $2 billion in aggregate Sold Principal Balances of Disposition Transactions, excluding all Sold Principal Balances relating to HIP Loans purchased by Greenwich before the date hereof, unless extended in writing by mutual agreement.

         4.      Fees.

                 a. Disposition Fee. Upon consummation of any Disposition Transaction involving whole Title I Loans exclusively, participations in Title I Loans exclusively, or securities evidencing interests in or secured by Title I Loans exclusively, which securities are rated in one of the two highest rating categories of a rating agency ("Specified Securities", which term shall not include securities entitled to nominal or disproportionately low principal or interest distributions regardless of any rating), the Company shall pay to Greenwich for its services hereunder a cash fee for such Disposition Transaction equal to a percentage of the Sold Principal Balance (as defined below) of such Title I Loans or Specified Securities, as the case may be. Such percentage shall be: (i) one percent (1.00%) of the Sold Principal Balances, for the first $50 million of such Sold Principal Balances in the aggregate that are settled in Disposition Transactions; (ii) three-quarters of one percent

(0.75%) of the Sold Principal Balances for the next $100 million of such Sold Principal Balances in the aggregate that are settled in Disposition Transactions; and (iii) one-half of one percent (0.50%) of the Sold Principal Balances that are settled in Disposition Transactions thereafter. Such cash fee shall be paid on the date of closing of the Disposition Transaction and shall be payable whether or not Greenwich is acting as principal. In the event of a Disposition Transaction involving either HIP Loans other than Title I Loans or securities other than Specified Securities, the fee payable to Greenwich pursuant to this Section 4(a) shall be (x) one percent (1.00%) of the Sold Principal Balances, for the first $100 million of such Sold Principal Balances in the aggregate that are settled in Disposition Transactions; (y) three-quarters of one percent (0.75%) of the Sold Principal Balances for the next $150 million of such Sold Principal Balances in the aggregate that are settled in Disposition Transactions; and (z) one-half of one percent (0.50%) of the Sold Principal Balances that are settled in Disposition Transactions thereafter. Solely for purposes of calculating the fees payable to Greenwich pursuant to clauses (i), (ii) and (iii) of the third preceding sentence, the Sold Principal Balances described in such clauses shall include the Sold Principal Balances of all HIP Loans purchased on or after April 29, 1996 and subsequently settled in Disposition Transactions. The "Sold Principal Balance" of any whole HIP Loans, participations in HIP Loans or securities evidencing interests in or secured by HIP Loans (including Specified Securities), which HIP Loans, participations or securities in each case are sold by the Company, shall be the aggregate unpaid principal amount of such HIP Loans, participations or securities calculated as of the cut-off date applicable to settlement of the related Disposition Transaction.

         It is understood and acknowledged that from time to time the Company may originate HIP Loans that are not intended for inclusion in a Disposition Transaction and that will be traded away ("Trade Away Loans") by the Company and not sold to Greenwich. The parties agree that up to 5% of the Company's loan production in any month may be "traded away" from Greenwich, subject to the payment to Greenwich upon any such sale of a fee equal to one-quarter of one percent of the aggregate unpaid principal amount of such Trade Away Loans calculated as of the cut-off date(s) applicable to such sales.

         It is further understood and acknowledged that from time to time the Company may expand its product line to include other types of consumer loan products, which may not be included in Disposition Transactions. The parties agree that Greenwich will have the exclusive right to assist the Company to accomplish the sale or disposition of such new loan products to third party purchasers and/or financiers on a flow delivery basis for a fee to be agreed upon in advance of any such sale.

                 b. Financing Fees. Upon consummation of any Financing Transaction, the Company shall pay to Greenwich a cash fee of one-half of one percent (0.50%) of the gross amount committed to the Company by the Counterparty/source of funds in the Financing Transaction. If applicable, the Company shall also pay a cash fee calculated at such percentage of the amount of any subsequent increase in such committed amount.

                 c. Mego Entity Fees. In the event any affiliate of the Company or any entity more than 10% owned, or controlled or created, by either (each a "Mego Entity"), shall, while this agreement shall be in effect, consummate a Disposition Transaction, the Company shall pay, or cause such Mego Entity to pay, the same Disposition Fee to Greenwich as the Company would have paid had the Disposition Transaction been made by the Company. Such Disposition Transaction shall be considered as having been made by the Company for the purpose of calculating the applicable percentage under paragraph 4(a) of this agreement.
                 d. Contingent Nature of Fees. Any fees due under Subsection (a), (b) or (c) of this Section 4 shall be contingent upon the consummation of the related Transaction.

                 e. Early Termination Fees. The Company shall pay to Greenwich any applicable fees required under Section 7.

         5. Expenses. In addition to any fees that may be payable to Greenwich hereunder, the Company hereby agrees, from time to time upon request, to reimburse Greenwich for all reasonable fees and disbursements of Greenwich, including without limitation, legal fees in a structured transaction in which Greenwich has previously purchased the HIP Loans as principal, and all of Greenwich's reasonable legal, travel and other out-of-pocket expenses arising out of or relating to Greenwich's engagement hereunder, provided, however, that, unless otherwise agreed in writing, the Company shall not be responsible for, and Greenwich shall not be obliged to incur such expenses in an amount in excess of $10,000 in any month and $50,000 for any year. Greenwich shall notify the Company when its expenses for any applicable period approach such ceilings. It is understood that, unless otherwise agreed, the Company shall be required in a Transaction to pay all costs and expenses including all Counterparty fees and expenses of (i) issuance of securities evidencing or secured by HIP Loans, (ii) transfer of HIP Loans to a trustee or purchaser and
(iii) Financing Transaction expenses.

         6. Indemnification and Contribution. In the event that Greenwich becomes involved in any capacity in any action, proceeding or investigation in connection with any matter related to or arising out of this agreement, the Company will from time to time reimburse Greenwich for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith as and when such expenses are incurred. The Company hereby indemnifies Greenwich for any losses, claims, damages or liabilities to which Greenwich may become subject as a result of any violation of the Securities Act of 1933 or the securities laws of any state in connection with a Transaction. The Company hereby also indemnifies Greenwich against any losses (other than losses arising from Greenwich acting as principal for its own account), claims, damages or liabilities to which Greenwich may become subject in connection with any matter related to or arising out of this agreement, provided, however, there shall be excluded from such indemnification any such loss, claim, damage or liability which results from the gross negligence or willful misconduct of Greenwich in performing the services which it is to render pursuant to this agreement. The reimbursement and indemnification obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliates of Greenwich, the employees, agents and controlling persons (if any) of Greenwich and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Greenwich, and any affiliate of Greenwich and any such person. Unless otherwise agreed by Greenwich, the bid or proposal and purchase contract with each potential purchaser/Counterparty will contain the potential purchaser's representation that it has not relied on Greenwich, has conducted its own diligence and will hold harmless and indemnify Greenwich from and against any liability (including attorney's fees) in connection with any threatened, pending or completed action, proceeding or suit arising out of a Transaction or proposed Transaction.

         7.      Termination of Agreement.

                 a. Right to Terminate. Subject to the provisions of this Section 7, Greenwich's engagement hereunder may be terminated by either the Company or Greenwich at any time, with cause, upon written notice to such effect to the other party.

                 b. Early Termination Fee. Greenwich shall be entitled to an early termination fee ("Early Termination Fee") if this agreement is terminated by the Company without cause prior to the expiration of this agreement. The Early Termination Fee shall be equal to the fees that Greenwich would have earned pursuant to Section 4(a) and (b) with respect to any Transactions described therein during the remainder of the scheduled term of this Engagement Letter. The Early Termination Fee shall be contingent upon and earned and payable at the consummation of such a Transaction. Notwithstanding the foregoing, no Early Termination Fee shall be payable by the Company if it sells HIP Loans to third parties upon the failure of Greenwich to purchase HIP Loans under the Master Agreement at any time that the aggregate principal balance of HIP Loans then owned by Greenwich under the Master Agreement (such HIP Loans, the "Portfolio Loans") equals or exceeds the Portfolio Limit (as defined in Section 2(a)(ii) of the Master Agreement) to the extent (i) such Portfolio Loans met all of the criteria for purchase and complied with all of the representations and warranties under the Master Agreement at the time of such sale to Greenwich and (ii) Greenwich is unable or unwilling to execute Disposition Transactions with respect to such Portfolio Loans to create additional capacity under the Portfolio Limit and such inability or unwillingness is not the result of any act or omission of the Company or any material breach by the Company of this agreement or the Master Agreement; provided, however, that (x) the Company shall become obligated to pay the Early Termination Fee at such time as the Company makes any additional sales of HIP Loans to third parties after receipt of notice that Greenwich has raised the Portfolio Limit, effected Disposition Transactions creating additional capacity under the Portfolio Limit or otherwise waived compliance with the Portfolio Limit and (y) for purposes of clause (ii) of this sentence, Greenwich shall not be deemed unable to execute Disposition Transactions with respect to any Portfolio Loans that Greenwich has been unable to sell on a whole-loan basis to a third party as a result of the Company's unwillingness to convey to Greenwich or such third party any rights retained by the Company in such Portfolio Loans.

                 c. Binding Agreement. The Company shall not have the right to terminate this agreement with respect to any Transaction for which a binding agreement has been signed.

         8.      Documentation.   The Company acknowledges that, as a condition
precedent to any closing contemplated hereby, the Company shall be obligated to cause to be prepared at its expense and executed for each proposed Transaction a prospectus or private placement memorandum, a pooling agreement, any certificates or securities to be issued, a placement and/or purchase agreement and all related and applicable documents, instruments, certificates and opinions of counsel required by the applicable Counterparties. The Company acknowledges that Greenwich shall require a placement, purchase or underwriting agreement providing customary representations, warranties, indemnities and closing conditions for the benefit of the underwriter or purchaser to the extent that Greenwich underwrites any security relating to, or purchases, HIP Loans.

         9. Transactions with Affiliates and Greenwich. No provision of this agreement shall restrict or be deemed to restrict the Company from entering into agreements and arrangements, including Transactions, with Mego Entities, nor, except as provided in Section 4(a) with respect to Trade Away Loans, shall any such Transactions give rise to fees payable to Greenwich hereunder unless otherwise agreed in writing by the Company. No provision of this agreement shall prevent a Mego Entity and Greenwich (and its or their affiliates) from entering into agreements pursuant to which Greenwich purchases HIP Loans or interests therein (or secured thereby) as principal, nor shall Greenwich, in the event of such purchase, be or be deemed to be acting as other than a principal for its own account, and shall not be deemed to be acting as an investment banker, an advisor or a consultant to any Mego Entity.

         10. Limitations on Use of Advice. Any advice or analysis, written or oral, rendered or provided by Greenwich to the Company pursuant to this agreement will be solely for the information and assistance of the Company in connection with the consideration of its strategic alternatives and shall not be used, circulated, quoted, disclosed publicly or otherwise referred to for any purpose, or disclosed to any person who is not an officer, director or employee of the Company, except in each case in accordance with and subject to the prior written consent of Greenwich. For purposes of this agreement and for all other purposes, information furnished to Counterparties in Transactions or prospective Transactions either by Greenwich pursuant to this letter agreement or by the Company shall be deemed to be information prepared, approved and furnished by the Company.

         11. Greenwich Securities Positions. In the normal course of Greenwich's trading activities, Greenwich may from time to time have long or short positions in, and buy or sell securities, or options on securities, which are the subject of the advice contemplated by this agreement. In connection with transactions which Greenwich effects on behalf of the Company, Greenwich may, in order to position itself to effect such transactions and to minimize its risks, take long or short positions in, and buy or sell, securities or financial instruments which are the subject of such transactions or which are similar to such securities or financial instruments. By entering into this agreement, the Company consents to such activities by Greenwich.

         12.     General Provisions.

                 a. Cooperation. The Company shall (and shall use its best efforts to cause third parties employed by it to) cooperate fully with Greenwich in connection with its engagement hereunder and with each potential Counterparty to a Transaction.

                 b. Company's Discretion. It is understood that the Company shall have absolute discretion in determining whether to accept or reject any proposed bid, proposal or Transaction.

                 c. Restrictions on Retention. Greenwich shall not retain any broker, finder or other party with respect to a Transaction for which compensation will be payable by the Company unless approved by the Company.

                 d. Survival of Provisions. The provisions of Sections 6, 7 and this Section 12(d) shall survive termination of this agreement. In addition, Sections 2 and 4 shall survive with respect to termination without cause. Termination of this agreement shall not relieve either party of obligations accrued and owing as of the date of termination.

                 e. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK.

         13. Effect of Agreement. This Engagement Letter shall be effective as of the date hereof in all respects and shall supersede the Engagement Letter dated October 19, 1993 (as amended by Amendment No. 1 thereto dated April 29, 1996) (as so amended, the "Original Engagement Letter") between Greenwich and the Company, except that the Company shall be responsible to Greenwich for all obligations incurred to the date hereof, but not performed or satisfied, pursuant to the Original Engagement Letter.

         Please confirm that the foregoing is in accordance with your understandings and agreements with Greenwich by signing and returning to the undersigned the duplicate of this letter enclosed herewith.

                               Very truly yours,

                               GREENWICH CAPITAL MARKETS, INC.



                               By: /s/
                                  ----------------------------
                               Name:
                               Title:

                               Address for Notice:



                               Telecopy No.:


ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN;

MEGO MORTGAGE CORPORATION



By: /s/
   ------------------------
Name:
Title:


Address for Notices:


Telecopy No.: